Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION
ANNOUNCES THE ELECTION OF OWEN FARREN AS
CHAIRMAN OF THE BOARD OF DIRECTORS

CLEARWATER, FLORIDA, November 29, 2007- The Board of Directors of Technology Research Corporation (TRC), (NASDAQ-TRCI) announced today that Mr. Owen Farren was elected Chairman of the Board in addition to continuing in his roles as Chief Executive Officer and President of the Company.  Mr. Farren is assuming the additional role as Chairman of the Board following the death of Mr. Robert S. Wiggins on November 24, 2007.  Mr. Wiggins had been the Chief Executive officer of the Company from March 1988 through August 2004 and again from August 2005 until January 2007, and retired from the business on March 31, 2007. He had been a director of the Company and Chairman of the Board from March 1988 until his passing last Saturday.

The Board of Directors also announced the establishment of a Lead Independent Director role in accordance with current corporate governance practices, subject to the adoption of appropriate amendments to the Company's bylaws and related policies.  Gerry Chastelet, a member of the Board of Directors since 1999, was elected to be the Lead Independent Director pending approval of the amendment of the Company’s bylaws.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.  These products have worldwide application.  The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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